SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                     PHARMACEUTICAL MARKETING SERVICES INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                      Delaware                            51-0335521
     -----------------------------------------------      ----------------------
         (State of incorporation or organization)         I.R.S. employer
                                                          identification
                                                          no.)

     45 Rockefeller Plaza, New York, NY                   10111
     -----------------------------------------------      ----------------------
          (Address of principal executive offices)        (zip code)


           If this form relates to the                If  this  form relates  to
           registration of a  class of                the  registration   of   a
           securities prusuant to Sec-                class of securities pursu-
           tion 12(b) of the  Exchange                ant to  Section  12(g)  of
           Act and is effective pursu-                the  Exchange  Act  and is
           ant to General  Instruction                effective pursuant to Gen-
           A. (c),  please  check  the                eral  Instruction  A. (d),
           following box.  [_]                        please check the following
                                                      box.  [X]


Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class              Name of each exchange on which
           to be so registered              each class is to be registered

           --------------------             ------------------------------

           NONE

Securities to be registered pursuant to Section 12(g) of the Act:

           RIGHTS TO PURCHASE
           SHARES OF COMMON STOCK,
           $.01 PAR VALUE

Exhibit Index at page 7

Page 1 of 64 pages


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
         REGISTERED.

                  On December 30, 1997, the Board of Directors of Pharmaceutical Marketing Services Inc. (the "Company") declared a distribution of one common share purchase right (a "Right") for each outstanding share of common stock, $.01 par value (the "Common Shares"), of the Company. The distribution is payable on January 9, 1998 to the stockholders of record on that date. As of December 16, 1997, 12,350,771 Common Shares were issued and outstanding. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one-third (1/3) of a Common Share of the Company at a price of $60 per one-third of a Common Share (the "Purchase Price") under certain circumstances and subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Harris Trust Company as Rights Agent (the "Rights Agent").

                  Initially, the Rights will attach to all Common Share certificates representing outstanding shares and no separate Right Certificate (defined below) will be distributed. The Rights will separate from the Common Shares and a Distribution Date will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Rights Agreement) of the Company, and (ii) ten business days following the commencement or announcement of an intention to commence a tender offer or exchange offer (other than by the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any Trustee of or fiduciary with respect to any such plan when acting in such capacity) the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

                  Until the Distribution Date (or earlier redemption or expiration of the Rights) (i) the Rights will be evidenced, with respect to any of the Common Shares outstanding on January 9, 1998, by certificates for outstanding Common Shares and not by separate certificates evidencing the Rights, (ii) the Rights will be transferred with and only with the Common Shares, (iii) new Common Share certificates issued after January 9, 1998 upon transfer or new issuance of the Common Shares, will contain a notation incorporating the Rights Agreement by reference, and (iv) the surrender for transfer of any certificates for Common Shares outstanding as of January 9, 1998 will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

                  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

                  The Rights are not exercisable until the Distribution Date. The Rights will expire on the close of business on the tenth anniversary of the Rights Agreement (the "Final Expiration Date"), unless the Final Expiration Date is changed or the Rights are earlier redeemed or exchanged by the Company as described below.

                  Subject to action of the Board of Directors of the Company pursuant to Section 25 of the Rights Agreement, if a person or group were to acquire 15% or more of the Voting Shares of the Company, each holder of a Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one-thirds of a Common Share for which a Right is then exercisable, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one-thirds of a Common Share for which a Right is then exercisable and dividing that by (y) 50% of the then current per share market price of the Company's Common Shares on the date such person became an Acquiring Person.

                  If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

                  The number of Common Shares or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution.

                  The number of outstanding Rights and the number of Common Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

                  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of the Company, the Board of Directors may, at its option, issue Common Shares in mandatory redemption of, or in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such Acquiring Person or group which would become null and void) at an exchange ratio of one Common Share for each two Common Shares for which each Right is then exercisable, subject to adjustment.

                  At any time prior to the tenth business day after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Board of Directors of the Company may redeem all, but not less than all, of the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to change the Final Expiration Date, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the Distribution Date no such amendment may materially and adversely affect the interests of the holders of the Rights.

                  The form of Rights Agreement between the Company and the Rights Agent, specifying the terms of the Rights, including the form of Right Certificate, the form of the Summary of Rights to Purchase Common Shares and the specimen of the legend to be placed on new Common Share certificates, is attached hereto as Exhibit 4 and is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such Exhibit 4.


ITEM 2.  EXHIBITS.

                  1. Form of Rights Agreement between Pharmaceutical Marketing Services Inc. and Harris Trust Company, including the form of

Rights Certificate as Exhibit A and the form of Summary of Rights to Purchase Common Shares as Exhibit B. Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          PHARMACEUTICAL MARKETING SERVICES INC.



                                          By: /s/ Dennis M. J. Turner
                                              ----------------------------------
                                              Dennis M. J. Turner
                                              Chief Executive Officer


Date: December 31, 1997





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                                  EXHIBIT INDEX
                                  -------------


Exhibit                                                                   Page
  No.                              Description                             No.
-------                            -----------                            -----
  4         Form of Rights Agreement between Pharmaceutical  Marketing      8
            Services Inc. and Harris Trust Company, including the form of Right Certificate as Exhibit A and Summary of Rights to
            Purchase Common Shares as Exhibit B.